INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-42137 and 333-57445 of KinderCare Learning Centers, Inc. on Forms S-8 of our report dated August 11, 2003 (which report includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), appearing in this Annual Report on Form 10-K of KinderCare Learning Centers, Inc. for the year ended May 30, 2003.

Portland, Oregon
August 27, 2003